Exhibit 5.2

February 12, 2008

Acorda Therapeutics, Inc.
15 Skyline Drive
Hawthorne, New York 10532

Ladies and Gentlemen:

We have acted as counsel to Acorda Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the prospectus, dated February 6, 2008 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated February 12, 2008 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) on November 6, 2007 and the offer and sale of an aggregate of up to 3,795,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”).  Of the shares of Common Stock to be sold pursuant to the Prospectus Supplement, (i) up to 3,712,000 shares are to be sold by the Company (including 495,000 shares that may be sold to the underwriters of the offering if such underwriters exercise their opinion to purchase additional shares) (the “Primary Shares”) and 83,000 shares are to be sold by a selling stockholder (the “Secondary Shares,” and, together with the Primary Shares, the “Shares”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that certificates for the Secondary Shares conform to the specimen incorporated by reference as an exhibit to the Registration Statement and have been duly countersigned by the transfer agent of the Common Stock and duly registered by the registrar of the Common Stock.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that:

1.                                       The Primary Shares, when duly issued and sold as contemplated in the Registration Statement and Prospectus, will be validly issued, full paid and nonassessable.

2.                                       The Secondary Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York.  We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the Federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in each of the Base Prospectus and the Prospectus Supplement constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP